Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
F&M Bank Corp.
Timberville, Virginia

We consent to the incorporation by reference in the Registration Statement of F&M Bank Corp.  on Form S- 3 relating to the F&M Bank Corp. Dividend & Stock Purchase Plan (File no. 333-160715) and in the Registration Statement on Form S-8  relating to the F&M Bank Corp. Employee Stock Purchase Plan  (File no. 333-159074) of our report dated March 24, 2015, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of F&M Bank Corp. and Subsidiaries for the year ended December 31, 2014.

                                                      /s/ Elliott Davis Decosimo, LLC

Richmond, Virginia
March 24, 2015